United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2006

Langer, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-12991 (Commission File Number)	11-2239561 (IRS Employer Identification Number)

450 Commack Road, Deer Park, New York (Address of principal executive offices)	11729-4510 (Zip Code)

Registrant’s telephone number, including area code: 631-667-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On December 15, 2006, Langer, Inc. (the “Company”) and Regal Acquisition Co. (the “Purchaser”), a Delaware corporation and wholly-owned subsidiary of the Company, entered into an asset purchase agreement (the “Purchase Agreement”) with Regal Medical Supply, LLC, a North Carolina limited liability company (the “Seller”) and each of John Eric Shero, William Joseph Warning, John P Kenney, Richard Alan Nace, Linda Ann Lee, Carl David Ray, and Roy Kelley (collectively, the “Seller Members”). Pursuant to the terms of the Purchase Agreement, the Purchaser will acquire from the Seller certain of its assets relating to the Seller’s business of providing contracture management products and services. The aggregate purchase price for the transaction is $1.64 million, which includes the satisfaction by the Seller of certain obligations to the Seller Members in exchange for the delivery to the Purchaser of excess working capital and is payable through the issuance by the Company to the Seller of newly issued shares of the Company’s common stock (the “Consideration Shares”), valued based upon the average closing price of the Company’s common stock on the NASDAQ Global Market for a ten consecutive trading day period ending four trading days prior to the closing date. The purchase price will be subject to a post-closing downward adjustment to the extent that the net current assets included within the purchased assets, as reflected on the Seller’s closing date balance sheet, are less than $675,000 on the closing date.

The closing of the acquisition is expected to occur in the first quarter of 2007. In addition, the closing is contingent on the Purchaser entering into a three-year employment agreement with John Eric Shero (one of the Seller Members), Purchaser entering into a lease assignment with respect to the Seller’s office space in Texas, Mr, Shero delivering a lock-up agreement with respect to the Consideration Shares, and certain other customary conditions. The Purchase Agreement also includes representations, covenants, non-competition arrangements with the Seller and Seller Members, indemnification obligations and other customary provisions for transactions of this nature. When issued, the Consideration Shares will be subject to a registration rights agreement requiring registration of the Consideration Shares on or before the eleven month anniversary of the closing of the acquisition.

The Purchase Agreement may be terminated by the Seller or the Company if the closing has not occurred by March 1, 2007.

Prior to the Purchase Agreement, there was no material relationship, other than in respect of the proposed acquisition, between the Seller and the Seller Members, on the one hand, and the Company and Purchaser or any of their affiliates, or any director or officer of the Company and Purchaser, or any associate of any such directors or officers, on the other hand.

No assurances can be given that the proposed acquisition will be consummated or, if such acquisition is consummated, as to the final terms of such acquisition.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: December 21, 2006	Langer, Inc.

	By:	/s/ W. Gray Hudkins
Name: W. Gray Hudkins
Title: Chief Executive Officer